Exhibit 99.(s)

RIVERNORTH OPPORTUNITIES FUND, INC.

POWER OF ATTORNEY

I, the undersigned Director of the RiverNorth Opportunities Fund, Inc., a Maryland corporation (the “Fund”), hereby appoint Erin D. Nelson and Patrick Buchanan, with full power of substitution, and full power to sign for him/her and in his/her name in the appropriate capacities, any registration statements on Form N-2 filed by the Fund in connection with the offering of its common shares, including any and all amendments to such registration statement and supplements or other instruments in connection therewith, and generally to do all such things in our names and behalf in connection therewith as said attorney-in-fact deems necessary or appropriate, to comply with the provisions of the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, and all related requirements of the Securities and Exchange Commission.

This Power of Attorney, which shall not be affected by the disability of the undersigned, is executed and effective as of the date set forth below.

IN WITNESS WHEREOF we have hereunto set our hands on the dates set opposite our respective signatures.

By:	/s/ Thomas A. Carter	/s/ John Carter
	Thomas A. Carter	John Carter
	Director and Chairman of the Board	Director

Date:	November 26, 2013	November 26, 2013

By:	/s/ Patrick W. Galley	/s/ Wayne Hutchens
	Patrick W. Galley	Wayne Hutchens
	Director	Director

Date:	November 26, 2013	November 26, 2013

By:	/s/ John Oakes	/s/ David M. Swanson
	John Oakes	David M. Swanson
	Director	Director

Date:	November 26, 2013	November 26, 2013